UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2006

JMAR Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-10515	68-0131180
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10905 Technology Place, San Diego, California		92127
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 946-6800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2006, the Company received a notice from The Nasdaq Stock Market indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the "Minimum Bid Price Rule"), and as a result the Company’s common stock is subject to delisting from The Nasdaq Capital Market at the opening of business on November 20, 2006, unless the Company requests a hearing by November 16, 2006 in accordance with the Nasdaq Marketplace Rules. The Minimum Bid Price Rule requires that the bid price of the Company’s common stock remain above $1.00 for continued inclusion in The Nasdaq Capital Market.

As previously reported, the Company was initially notified on May 12, 2006, that the bid price of its common stock had closed below the minimum bid price for 30 consecutive business days. In accordance with the Nasdaq Marketplace Rules, the Company was granted 180 calendar days, or until November 8, 2006, to regain compliance with the Minimum Bid Price Rule. The Company was unable to regain compliance with the Minimum Bid Price Rule prior to November 8, 2006 and is not eligible for an additional compliance period because it does not meet The Nasdaq Capital Market initial inclusion requirements.

In addition, Nasdaq Marketplace Rule 4310(c)(2)(B) requires that the Company maintain stockholders’ equity of $2.5 million ("Minimum Stockholders’ Equity Rule") or market capitalization of $35 million. As of September 30, 2006, the Company’s stockholders’ equity will be substantially less than $2.5 million and its market capitalization is approximately $13 million.

The Company intends to request an appeal hearing by November 16, 2006 with the Nasdaq Listing Qualifications Panel to review the delisting determination. The hearing date will be determined by Nasdaq and should occur within 45 calendar days from the request for the hearing. A request for a hearing is expected to 'stay' the delisting of the Company’s common stock pending the Panel’s decision. At the hearing, the Company will be required to address the Minimum Stockholders’ Equity Rule in addition to the Minimum Bid Price Rule. The Company must provide Nasdaq with a plan to regain compliance, which will include the Company’s plan to seek shareholder approval of a reverse stock split in order to exceed the minimum bid price requirement and the Company’s plans to increase its stockholders’ equity. If the Company decides not to appeal the Nasdaq Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted. If the Company’s stock is delisted, the Company expects that its common stock will trade on the OTC Bulletin Board and/or the "Pink Sheets" following the approval by the NASD of an application by one or more market makers to continue quoting in the Company’s common stock. The Company understands that at least one market maker has already filed such an application with the goal of commencing quotations immediately on the OTC Bulletin Board in the event the Company’s stock is delisted from Nasdaq.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Press Release issued on November 13, 2006 relating to the receipt of a Nasdaq notification.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMAR Technologies, Inc.

November 13, 2006	By:	Dennis E. Valentine

Name: Dennis E. Valentine
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued on November 13, 2006 relating to the receipt of a Nasdaq notification.